UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 19, 2005
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Puerto Rico
(State or Other Jurisdiction of Incorporation)

0-17224	66-031262
(Commission File Number)	(IRS Employer Identification Number)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
787-474-6700
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On August 19, 2005, in connection with the resignation of Mario S. Levis and the termination of Ricardo Meléndez described below, the employment agreements by and between each of them and Doral Financial Corporation (the “Company”) were terminated. The employment agreement between the Company and Salomón Levis will terminate on September 15, 2005, the effective date of his resignation, as discussed below.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On August 19, 2005, the Company issued a press release announcing that Salomón Levis, Chief Executive Officer and member of the Board of Directors (the “Board”), and Mario S. Levis, Senior Executive Vice President and Treasurer, have resigned from their positions with the Company and Ricardo Meléndez has been terminated from his position as Executive Vice President and Chief Financial Officer. Salomón Levis’ resignation as an executive officer and director is effective September 15, 2005. The resignation of Mario S. Levis and the termination of Ricardo Meléndez are effective August 19, 2005. In addition, the Company announced that David Levis agreed to resign as Director Emeritus of the Company effective August 19, 2005.
     The Company also announced that, on August 19, 2005, the Board made the following executive appointments on an interim basis: John A. Ward, III as Chief Executive Officer, effective September 15, 2005; and Lidio Soriano as Chief Financial Officer, effective August 19, 2005.
     Zoila Levis will continue in her position as President and Chief Operating Officer of the Company. The Board has also appointed Ms. Levis to the position of Vice Chairman of the Board. In addition, Julio Micheo was appointed to the position of Treasurer by the Board.
     Prior to his appointment as interim Chief Executive Officer, Mr. Ward, age 59, had served the Company as non-executive Chairman of the Board since July 14, 2005. Mr. Ward also served as a member of the Audit and Risk Policy committees of the Board. Mr. Ward’s previous experience includes serving as Chairman and CEO of American Express Bank from 1996 until 2000. Before joining American Express, Mr. Ward was an executive for 27 years at The Chase Manhattan Bank, during which time he served as CEO of Chase Bankcard Services and President and CEO of Chase Personal Financial Services, a nationwide retail mortgage and home equity lender. He currently serves as an independent director of several boards of directors of publicly held companies.
     Mr. Ward will continue in his position as Chairman of the Board. However, as a result of Mr. Ward’s appointment as interim Chief Executive Officer, he will no longer serve as a member of the Audit and Risk Policy committees of the Board.
     Ms. Levis, age 57, has served as the President of the Company since 1991. Ms. Levis is a leading executive in the financial services industry in Puerto Rico. She is the current President of the Puerto Rico Bankers Association.

     Prior to his appointment as interim Chief Financial Officer, Mr. Soriano, age 36, served as Senior Vice President and Risk Management Director of the Company since January 2005. As Risk Management Director, Mr. Soriano was a member of the Company’s Asset Liability Management Committee. From June 2004 until December 2004, Mr. Soriano was President of Doral Money, a New York based subsidiary of Doral Bank, specializing in commercial and construction mortgage lending. Before joining the Company, Mr. Soriano was Vice President in charge of the Mortgage Division of Citibank Puerto Rico.
     Mr. Micheo, age 45, served as Executive Vice President and Head of the Funds Management Group for the Company since January 2005. Prior to that position, Mr. Micheo was employed by Doral Securities, the broker-dealer subsidiary of the Company, from 1998 to December 2004, where he held the positions of President from January 2002 to January 2005; Executive Vice President from June 2001 to January 2002; and Senior Vice President — Sales Development Director from February 2000 to June 2001. Mr. Micheo also serves as a member of the Asset Liability Management Committee of the Company.
     There were no arrangements or understandings between Mr. Ward, Mr. Soriano or Mr. Micheo and any other person pursuant to which any of them was elected to their current respective positions. There are no related party transactions between Mr. Ward, Mr. Soriano or Mr. Micheo and the Company.
     After receiving a report from Latham & Watkins LLP, independent counsel for the outside directors of the Board, the Board determined that these management changes are in the best interest of the Company as it proceeds to resolve the issues raised by the need to restate its financial statements as announced on April 19, 2005.
     The Company continues to work expeditiously to complete the previously announced restatement of its financial statements and to become current in its filings with the Securities and Exchange Commission. The investigation being conducted by Latham & Watkins LLP into the facts and circumstances relating to the restatement is continuing.
Item 7.01 Regulation FD Disclosure
     A copy of the above-referenced press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
     The executive officers of the Company intend to deliver on a voluntary basis the materials filed herewith as Exhibit 99.2 to the trustee under its public debt instruments and to one or more of the holders of debt securities issued thereunder.
     The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits
(c) Exhibits:
     The following exhibits shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.
99.1	Doral Financial Corporation press release, dated August 19, 2005.

99.2	Certain liquidity information of Doral Financial Corporation and its non-banking subsidiaries as of June 30, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: August 19, 2005	By:	/s/ Fernando Rivera-Munich
		Name:	Fernando Rivera-Munich
		Title:	Executive Vice President, General Counsel and Assistant Secretary

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